Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

Haley Jones
+1.414.906.6804
haley.jones@manpowergroup.com

ManpowerGroup Reports 1st Quarter 2025 Results

•
Revenues of $4.1 billion (-7% as reported, -5% constant currency (CC), -2% organic CC)
•
Latin America and Asia Pacific experienced good demand while Europe and North America continued to operate in a challenging environment during the quarter
•
Gross profit margin of 17.1% reflects solid staffing margins across most major markets and slightly weaker permanent recruitment activity
•
SG&A down year over year with additional restructuring actions taken in the quarter
•
$25 million of common stock repurchased during the quarter

MILWAUKEE, April 17, 2025 – ManpowerGroup (NYSE: MAN) today reported net earnings of $0.12 per diluted share for the three months ended March 31, 2025 compared to net earnings of $0.81 per diluted share in the prior year period. Net earnings in the quarter were $5.6 million compared to net earnings of $39.7 million a year earlier. Revenues for the first quarter were $4.1 billion, a 7% decrease from the prior year period.

The current year quarter included restructuring costs and higher income tax charges. The tax charges resulted from legislation changes enacted in France and country mix updates based on the economic environment. The restructuring and tax charges reduced earnings per share by $0.32 in the first quarter. Excluding these charges, earnings per share was $0.44 per diluted share in the quarter representing a decrease of 51% in constant currency.1

Financial results in the quarter were also impacted by the U.S. dollar relative to foreign currencies compared to the prior year period.2 On a constant currency basis, revenues decreased 5% compared to the prior year period and on an organic constant currency basis, revenues decreased 2% compared to the prior year period.

[1] The prior year period included various adjustments which reduced earnings per share by $0.13 which are also excluded when determining the year over year adjusted trend.

[2] The first quarter earnings per share guidance estimated a negative 6 cent foreign currency impact and the actual impact was a -1 cent and as adjusted was -2 cents.

Jonas Prising, ManpowerGroup Chair & CEO, said, “During the quarter, we saw good growth in Latin America and Asia Pacific while operating conditions remained challenging in Europe and North America. More recently, the demand outlook is less clear based on increased caution following trade policy developments. In this uncertain environment, we continue to compete well in the market and remain focused on what we can control, staying close to our clients and candidates and adjusting our cost base to market conditions as needed.

We anticipate diluted earnings per share in the second quarter will be between $0.65 and $0.75, which includes an estimated favorable currency impact of 3 cents and a 46.5% effective tax rate."

In conjunction with its first quarter earnings release, ManpowerGroup will broadcast its conference call live over the Internet on April 17, 2025 at 7:30 a.m. central time (8:30 a.m. eastern time). Prepared remarks for the conference call, webcast details, presentation and recordings are included within the Investor Relations section of manpowergroup.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpowergroup.com/.

About ManpowerGroup

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing, and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis, and Talent Solutions – creates substantially more value for candidates and clients across more than 70 countries and territories and has done so for 75 years. We are recognized consistently for our diversity – as a best place to work for Women, Inclusion, Equality, and Disability, and in 2025 ManpowerGroup was named one of the World's Most Ethical Companies for the 16th time – all confirming our position as the brand of choice for in-demand talent. For more information, visit www.manpowergroup.com.

Forward-Looking Statements

This press release contains statements, including statements regarding global economic and geopolitical uncertainty, including uncertainty in trade policy announcements, trends in labor demand and the future strengthening of such demand, financial outlook, the outlook for our business in regions in which we operate as well as key countries within those regions, and the Company’s strategic initiatives and technology investments, including transformation programs and the positioning of future growth for our brands that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements due to numerous factors. These factors include those found in the Company’s reports filed with the SEC, including the information under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2024, which information is incorporated herein by reference.

The Company assumes no obligation to update or revise any forward-looking statements. We reference certain non-GAAP financial measures, which we believe provide useful information for investors. We include a reconciliation of these measures, where appropriate, to GAAP on the Investor Relations section of our website at manpowergroup.com.

ManpowerGroup

Results of Operations

(In millions, except per share data)

	Three Months Ended March 31
			% Variance
			Amount	Constant
	2025	2024	Reported	Currency
	(Unaudited)
Revenues from services (a)	$4,090.3	$4,403.3	-7.1%	-4.6%
Cost of services	3,392.0	3,639.6	-6.8%	-4.2%
Gross profit	698.3	763.7	-8.6%	-6.2%
Selling and administrative expenses	670.1	697.8	-4.0%	-1.9%
Operating profit	28.2	65.9	-57.2%	-52.6%
Interest and other expenses, net	11.5	8.4	37.0%
Earnings before income taxes	16.7	57.5	-70.9%	-67.9%
Provision for income taxes	11.1	17.8	-37.2%
Net earnings	$5.6	$39.7	-86.0%	-84.6%
Net earnings per share - basic	$0.12	$0.82	-85.5%
Net earnings per share - diluted	$0.12	$0.81	-85.5%	-84.0%
Weighted average shares - basic	46.8	48.3	-3.1%
Weighted average shares - diluted	47.3	48.9	-3.3%

(a)
Revenues from services include fees received from our franchise offices of $3.8 million and $3.3 million for the three months ended March 31, 2025 and 2024, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $418.4 million and $277.2 million for the three months ended March 31, 2025 and 2024, respectively.

ManpowerGroup

Operating Unit Results

(In millions)

	Three Months Ended March 31
			% Variance
			Amount	Constant
	2025	2024 (a)	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (b)	$688.8	$680.4	1.2%	1.2%
Other Americas	367.9	356.0	3.3%	13.1%
	1,056.7	1,036.4	2.0%	5.3%
Southern Europe:
France	965.7	1,099.3	-12.2%	-9.5%
Italy	397.8	404.3	-1.6%	1.4%
Other Southern Europe	470.5	477.7	-1.5%	0.7%
	1,834.0	1,981.3	-7.4%	-4.8%
Northern Europe	730.8	870.3	-16.0%	-14.3%
APME	476.4	535.1	-11.0%	-9.2%
	4,097.9	4,423.1
Intercompany Eliminations	(7.6)	(19.8)
	$4,090.3	$4,403.3	-7.1%	-4.6%
Operating Unit Profit (Loss):
Americas:
United States	$11.3	$12.0	-5.2%	-5.2%
Other Americas	14.2	14.1	0.0%	8.0%
	25.5	26.1	-2.4%	2.0%
Southern Europe:
France	21.0	32.7	-35.8%	-34.2%
Italy	24.6	27.4	-10.4%	-7.8%
Other Southern Europe	4.6	9.8	-52.9%	-52.3%
	50.2	69.9	-28.2%	-26.4%
Northern Europe	(18.3)	0.0	N/A	N/A
APME	20.0	19.9	1.0%	2.9%
	77.4	115.9
Corporate expenses	(41.1)	(41.7)
Intangible asset amortization expense	(8.1)	(8.3)
Operating profit	28.2	65.9	-57.2%	-52.6%
Interest and other expenses, net (c)	(11.5)	(8.4)
Earnings before income taxes	$16.7	$57.5

(a) Effective January 1, 2025, our segment reporting was realigned to include our Morocco business within Other Southern Europe. Accordingly, France is now adjusted to exclude Morocco. All previously reported results have been recast to conform to the current year presentation.

(b) In the United States, revenues from services include fees received from our franchise offices of $2.2 million and $2.4 million for the three months ended March 31, 2025 and 2024, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $76.9 million and $87.4 million for the three months ended March 31, 2025 and 2024, respectively.

(c) The components of interest and other expenses, net were:

	2025	2024
Interest expense	$22.5	$20.4
Interest income	(6.9)	(8.1)
Foreign exchange loss	0.9	2.4
Miscellaneous income, net	(5.0)	(6.3)
	$11.5	$8.4

ManpowerGroup

Consolidated Balance Sheets

(In millions)

	March 31,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$395.0	$509.4
Accounts receivable, net	4,168.8	4,297.2
Prepaid expenses and other assets	185.9	163.7
Total current assets	4,749.7	4,970.3
Other assets:
Goodwill	1,577.9	1,563.4
Intangible assets, net	479.4	486.1
Operating lease right-of-use assets	381.0	361.3
Other assets	726.9	701.5
Total other assets	3,165.2	3,112.3
Property and equipment:
Land, buildings, leasehold improvements and equipment	511.7	488.2
Less: accumulated depreciation and amortization	389.4	369.8
Net property and equipment	122.3	118.4
Total assets	$8,037.2	$8,201.0
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,409.6	$2,612.9
Employee compensation payable	199.8	241.1
Accrued payroll taxes and insurance	594.3	615.2
Accrued liabilities	472.2	475.1
Value added taxes payable	359.7	370.8
Short-term operating lease liability	102.5	98.6
Short-term borrowings and current maturities of long-term debt	100.6	23.4
Total current liabilities	4,238.7	4,437.1
Other liabilities:
Long-term debt	971.4	929.4
Long-term operating lease liability	295.0	279.0
Other long-term liabilities	427.2	428.6
Total other liabilities	1,693.6	1,637.0
Shareholders' equity:
ManpowerGroup shareholders' equity
Common stock	1.2	1.2
Capital in excess of par value	3,552.8	3,546.1
Retained earnings	3,817.9	3,812.3
Accumulated other comprehensive loss	(447.1)	(443.0)
Treasury stock, at cost	(4,822.0)	(4,791.4)
Total ManpowerGroup shareholders' equity	2,102.8	2,125.2
Noncontrolling interests	2.1	1.7
Total shareholders' equity	2,104.9	2,126.9
Total liabilities and shareholders' equity	$8,037.2	$8,201.0

ManpowerGroup

Consolidated Statements of Cash Flows

(In millions)

	Three Months Ended
	March 31,
	2025	2024
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$5.6	$39.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	21.2	21.6
Deferred income taxes	7.3	7.5
Provision for doubtful accounts	1.5	2.6
Share-based compensation	7.6	7.5
Changes in operating assets and liabilities:
Accounts receivable	245.1	283.9
Other assets	(34.9)	(62.5)
Accounts payable	(265.1)	(69.7)
Other liabilities	(141.5)	(114.6)
Cash (used in) provided by operating activities	(153.2)	116.0
Cash Flows from Investing Activities:
Capital expenditures	(13.7)	(11.8)
Acquisition of business, net of cash acquired	(1.0)	—
Proceeds from the sale of property and equipment	0.1	2.1
Cash used in investing activities	(14.6)	(9.7)
Cash Flows from Financing Activities:
Net change in short-term borrowings	50.7	3.7
Net proceeds from revolving debt facility	26.0	—
Repayments of long-term debt	(0.1)	(0.2)
Payments of contingent consideration for acquisition	—	(1.1)
Proceeds from share-based awards	—	0.4
Other share-based award transactions	(5.9)	(10.3)
Repurchases of common stock	(25.0)	(50.0)
Cash provided by (used in) financing activities	45.7	(57.5)
Effect of exchange rate changes on cash	7.7	(25.3)
Change in cash and cash equivalents	(114.4)	23.5
Cash and cash equivalents, beginning of period	509.4	581.3
Cash and cash equivalents, end of period	$395.0	$604.8